Exhibit (d)(3)(ii)

EXPENSE LIMITATION UNDERTAKING

LEGG MASON FUND ADVISER, INC.

100 Light Street

Baltimore, Maryland 21202

Western Asset Funds, Inc.

P.O. Box 1476

Baltimore, MD 21203-1476

Re:	Fee Waiver/Expense Reimbursement for Western Asset Absolute Return Portfolio (the “Portfolio”)

Ladies and Gentlemen:

Legg Mason Fund Adviser, Inc. (“LMFA”) hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the Portfolio) through August 1, 2007 to the extent that expenses of each class of the Portfolio, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the annual rate of 1.10% and 1.35% with respect to the Portfolio’s Institutional Class and Financial Intermediary Class shares, respectively.

For purposes of determining any such waiver or expense reimbursement, expenses of a class of the Portfolio shall not reflect the application of custodial, transfer agency or other credits or expense offset arrangements that may reduce the Portfolio’s expenses.

If on any day during which LMFA is the investment manager to the Portfolio the estimated annualized operating expenses of the Portfolio for that day are less than the operating expense limit described above, LMFA shall be entitled to reimbursement by the Portfolio of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of the Portfolio pursuant to this expense limitation undertaking (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, to the extent that the Portfolio’s annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for the Portfolio above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

Each adviser of the Portfolio also hereby notifies you that it will waive its compensation with respect to the Portfolio to the same extent that LMFA does.

We understand and intend that you will rely on this undertaking in preparing and filing a Registration Statement for the Portfolio on Form N-1A with the Securities and Exchange Commission, in accruing the Portfolio’s expenses for purposes of calculating its net asset value per share and for other purposes and expressly permits you to do so.

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Legg Mason Fund Adviser, Inc.

By:
Name:
Title:

Western Asset Management Company

By:
		Name:	D. Daniel Fleet
		Title:	President

Agreed and Accepted: Western Asset Funds, Inc.		Western Asset Management Company Limited

By:		By:
Name:	James W. Hirschmann	Name:
Title:	President	Title: